Exhibit 3.1.3.B

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CATHETER PRECISION, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JANUARY, A.D. 2025, AT 1:14 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTEENTH DAY OF JANUARY, A.D. 2025 AT 5 O'CLOCK P.M.

6788771 8100         Authentication: 202679697

SR# 20250105408         Date: 01-13-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:14P.'l'I 0111312025

FILED 01:14PM 01113/2025

SR 20250105408 - File Number 6788771

CATHETER PRECISION, INC.

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Catheter Precision, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

1.    The name of the Corporation is Catheter Precision, Inc. The original Certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 14, 2018.

2.    This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3.    Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in its entirety as follows:

"Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is seventy million shares (70,000,000), consisting of sixty million shares (60,000,000) of Common Stock, par value $0.0001 per share (the "Common Stock"), and ten million shares (l0,000,000) of Preferred Stock, par value $0.0001 per share (the "Preferred Stock")."

4.	This Certificate of Amendment shall become effective on January 13, 2025 at 5:00 pm.

[signature page follows]

IN WITNESS WHEREOF, Catheter Precision. Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by David Jenkins, a duly authorized officer of the Corporation, on January 13, 2025.

Catheter Precision, Inc.

By:  /s/ David A. Jenkins

Name: David Jenkins

Title: Executive Chairman of the Board and Chief Executive Officer